Exhibit 10.1

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of August 16, 2018, to the Amended and Restated Employment Agreement, dated as of February 27, 2014 (the “A&R Employment Agreement”), by and among Humana Inc., a Delaware corporation (the “Company”), and Bruce D. Broussard (the “Executive”) (each of the Executive and the Company a “Party,” and together, the “Parties”).

WHEREAS, the Parties previously amended the A&R Employment Agreement effective as of July 2, 2015 (“Amendment No. 1”); and

WHEREAS, Company and Executive have determined to further amend the A&R Employment Agreement, effective as of 11:59 p.m. on December 31, 2018 (the “Effective Time”), to amend and provide for the survivability of certain provisions of the A&R Employment Agreement in connection with the continued employment of Executive by the Company, notwithstanding the conclusion of the Term of the A&R Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.    Section 3.2 of the A&R Employment Agreement is hereby deleted in its entirety and replaced with the following:

“3.2    Certain Terminations; Change in Control.

(a)    Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason; Not a Change in Control-Related Termination. If the Executive’s employment is terminated (A) by the Company other than for Cause or Disability or (B) by the Executive for Good Reason, and such termination of employment is not a Change in Control-Related Termination, the following provisions shall apply to the Executive’s stock options and other equity-based compensation awards granted on or prior to December 31, 2018, that are outstanding on the Termination Date, notwithstanding any contrary provision in the applicable award agreement or plan under which the award is granted:

(i)    a pro-rated portion of all time-vested equity-based awards other than stock options (based on the number of days in the vesting period that have elapsed through the Termination Date) shall become vested and all restrictions on such pro-rated portion shall lapse, in each case as of the Termination Date. If an award is granted with a vesting schedule pursuant to which the award vests in multiple installments, each installment shall be treated for purposes of this paragraph (A) as a separate award with a single vesting period as to which the proration will be applied;

(ii)    all stock options that are unvested as of the Termination Date shall be forfeited immediately upon the Termination Date;

(iii)    all stock options that are vested as of the Termination Date shall remain outstanding and exercisable until the second anniversary of the Termination Date or, if earlier, until the expiration of the term of the stock option; and

(iv)    with respect to performance-vested equity-based awards other than stock options, a pro-rated number of shares or stock units subject to the award (based on the number of days in the performance period that have elapsed through the Termination Date) shall remain outstanding and the percentage of such shares or stock units that become vested shall be determined based on (i) the actual level of performance attained or, (ii) in the case of any performance period that ends after a Change in Control, the target level of performance, and such vested shares or stock units shall be delivered, issued or paid as soon as practicable following the earlier of (x) the end of the applicable performance period and (y) a Change in Control; provided, however that if the applicable performance-vested equity-based awards constitute nonqualified deferred compensation subject to Section 409A of the Code, such shares or stock units shall be delivered, issued or paid as soon as practicable following the last day of the applicable performance period; and

(b)    Change in Control-Related Termination. If the Executive’s employment is terminated and such termination of employment is a Change in Control-Related Termination:

(A)    the following provisions shall apply to all stock options and other equity-based compensation awards held by the Executive granted on or prior to December 31, 2018, that are outstanding on the Termination Date, notwithstanding any contrary provision in the applicable award agreement or plan under which the award is granted:

(i)    all time-vested stock options shall become fully vested and exercisable and all time-vested equity-based awards other than stock options shall become fully vested and all restrictions thereon shall lapse, in each case as of the Termination Date;

(ii)    all performance-vested stock options shall vest and become exercisable as of the Termination Date to the extent the options would have become exercisable had the target performance level been attained;

(iii)    all stock options that are vested as of the Termination Date (including those which become vested pursuant to this Section 3.2(b)(4)(A)) shall remain outstanding and exercisable until the second anniversary of the Termination Date or, if earlier, until the expiration of the term of the stock option; and

(iv)    with respect to performance-vested equity-based awards other than stock options, all of the shares or stock units subject to the award shall remain outstanding and the percentage of such shares or stock units that become vested shall be determined, (I) in the case of any performance period that ends after a Change in Control, based on the target level of performance or, (II) if the performance period ends prior to the Change in Control, based on the actual level of performance attained and such vested shares or stock units shall be delivered, issued or paid as soon as practicable following (x) if the Change in Control-Related Termination occurs prior to the Change in Control, the earlier of the Change in Control and the end of the applicable performance period and (y) if the Change in Control-Related Termination occurs on or after the Change in Control, the Executive’s Separation from Service; provided, however that, notwithstanding the foregoing, if the applicable performance-vested equity-based awards constitute nonqualified deferred compensation subject to Section 409A of the Code, such vested shares or stock units shall be delivered, issued or paid as soon as practicable following the last day of the applicable performance period.

(B)    For the avoidance of doubt, any provision in the equity awards held by the Executive that provides for the accelerated vesting or payment upon the occurrence of a “change in control” or the right to surrender the award within a specified period following a “change in control” shall be deemed to be replaced with the provisions set forth in the A&R Employment Agreement (as further amended), which provisions being replaced include, without limitation, Section I.C(a)(iii), clause (ii) of the second sentence of Section I.C(b)(ii) and Section I.E (and any similar provisions), as applicable, of each of the Restricted Stock Unit Agreements with Time/Performance Vesting, Section 7 of each of the Incentive Stock Option Agreements and Section I.D.5 of each of the Stock Option Agreements for nonqualified stock options; provided that upon a Change in Control, the performance with respect to the outstanding performance-vested equity-based awards held by the Executive shall be deemed to be achieved at target level, with the vesting of such awards to be subject to continued employment through the end of the applicable performance period (or such earlier date as provided by Section 3.2(b)(4)(A)(iv) of this Agreement).

2.    Section 3.3 of the A&R Employment Agreement is hereby deleted in its entirety and replaced with the following:

“3.3    Termination by Reason of Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the following provisions shall apply to the Executive’s stock options and other equity-based compensation awards granted on or prior to December 31, 2018, that are outstanding on the Termination Date, notwithstanding any contrary provision in the applicable award agreement or plan under which the award is granted:

(a)    all time-vested stock options shall become fully vested and exercisable and all time-vested equity-based awards other than stock options shall become fully vested and all restrictions thereon shall lapse, in each case as of the Termination Date;

(b)    all performance-vested stock options shall vest and become exercisable as of the Termination Date to the extent the options would have become exercisable had the target performance level been attained;

(c)    all vested stock options (including those which become vested pursuant to this Section 3.3 shall remain outstanding and exercisable until the second anniversary of the Termination Date or, if earlier, until the expiration of the term of the stock option; and

(d)    with respect to performance-vested equity-based awards other than stock options, a pro-rated number of shares or stock units subject to the award (based on the number of days in the performance period that have elapsed through the Termination Date) that would have vested at the end of the performance period had the target performance level been attained shall vest as of the Termination Date.”

3.    A new Section 8.14 is hereby added as follows:

“8.14    Survival. Upon the expiration or termination of this Employment Agreement, the provisions of Section 3.2, Section 3.3 and Section 4 shall survive indefinitely.”

4.    Except as expressly amended or superseded by this Amendment, the A&R Employment Agreement shall remain in full force and effect. Upon the execution and delivery of this Amendment, the A&R Employment Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the A&R

Employment Agreement, and this Amendment and the A&R Employment Agreement shall henceforth be read, taken and construed as one and the same instrument. Any reference to the A&R Employment Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require. From and after the date of this Amendment, each reference in the A&R Employment Agreement to “this Employment Agreement,” “herein,” “hereunder,” “herewith,” “hereby” and “hereof” and words of like import, or to any provision of the A&R Employment Agreement, as the case may be, unless otherwise stated, refer to the entire A&R Employment Agreement as a whole or such provision as amended by this Amendment.

5.     This Amendment may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Amendment.

6.    Amendment shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the Commonwealth of Kentucky, without giving effect to the conflict of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

HUMANA INC.

By:	/s/ Joseph C. Ventura
	Name:	Joseph C. Ventura
	Title:	Senior Vice President, Associate General Counsel & Corporate Secretary

ACKNOWLEDGED AND APPROVED BY THE BOARD OF DIRECTORS

By:	/s/ Kurt J. Hilzinger
	Name:	Kurt J. Hilzinger
	Title:	Chairman of the Board

EXECUTIVE

/s/ Bruce D. Broussard
Bruce D. Broussard

SIGNATURE PAGE-BROUSSARD AMENDMENT